EXHIBIT 21

Name	Jurisdiction of Incorporation
Analogic Limited	Massachusetts

ANALOGIC FOREIGN SALES CORPORATION	U.S. Virgin Islands

Analogic Holding Luxembourg S.a.r.l.	Luxembourg

ANALOGIC SECURITIES CORPORATION	Massachusetts

ANADVENTURE II CORPORATION	Massachusetts

ANADVENTURE 3 CORPORATION	Massachusetts

ANADVENTURE DELAWARE, INC.	Delaware

ANATEL COMMUNICATIONS CORPORATION	Massachusetts

ANEXA Corporation	Massachusetts

Anexa Financial Services, Inc.	Massachusetts

ANRAD CORPORATION	Province of Nova Scotia, Canada

B-K Medical Holding ApS	Denmark

B-K Medical ApS	Denmark

B-K Medical AB	Sweden

B-K Medical (Asia) Pte. Ltd.	Singapore

B-K Medical Benelux NV/SA	Belgium

B-K Medical Medizinische Systeme GmbH	Germany

B-K Medicale S.r.L	Italy

B-K Medical Systems, Inc.	Massachusetts

B-K Medical (China) Limited	Hong Kong

FTNI Inc.	Province of Quebec, Canada

International Security Systems Corporation	Massachusetts

SKY COMPUTERS, INC.	Massachusetts

SKY Computers (Europe) Ltd.	England

Sound Technology, Inc.	Pennsylvania